Exhibit 10.2

Agreed Form

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into effective as of , 2026, (the “Effective Date”) by and between Party IP Holdings LLC, a Delaware limited liability company (“Licensor”), and BETTERWARE DE MÉXICO, S.A.P.I. DE C.V. (“Licensee,” each of Licensor and Licensee a “Party” and together, the “Parties”). Capitalized terms used herein and not otherwise defined herein shall have the meaning given to them in the Purchase Agreement (defined below).

WITNESSETH:

WHEREAS, reference is made to that certain Stock Purchase Agreement, dated as of January 19, 2026 by and among Premier Brands LLC, Premier Brands International Holdings B.V., Premier Brands International Coöperatief U.A., Tupperware Brands Americas B.V. and Latin America Investments, Inc. as “Sellers,” Licensee as “Purchaser” and Tupperware Services Mexico, S. de R.L. de C.V., Dart, S.A. de C.V., Dart do Brasil Industria E Comercio Ltda. and Cav Sul Centro de Apoio de Vendas de Produtos Pessoais E Artigos Para Lar Ltda. as “Companies,” pursuant to which, on the date hereof, Licensee acquired the business operations, assets and manufacturing plants in Brazil and Mexico related to the Tupperware business in the Licensed Territory (defined below) (the “Purchase Agreement”);

WHEREAS, in connection with the rights and obligations set forth in the Purchase Agreement, including the one-time License Fee payable to Licensor thereunder, Licensee desires to obtain the exclusive right and license to use all of the Intellectual Property owned by Licensor, as of the Effective Date and necessary for, used or held for use in connection with the Tupperware business as of the Effective Date in the countries listed on Exhibit A attached hereto (the “Licensed Territory”), including, without limitation, the applications and registrations of Intellectual Property set forth on Exhibit B attached hereto and all material unregistered Intellectual Property owned by Licensor, as of the Effective Date and necessary for, used or held for use in connection with the Tupperware business as of the Effective Date in the Licensed Territory (the “Licensed Intellectual Property”), for use on or in connection with the production, manufacture, marketing, sale and distribution of TUPPERWARE-branded products (the “Products”) in the Licensed Territory and otherwise in connection with the Tupperware business solely in the Licensed Territory; and

WHEREAS, Licensor is the sole and exclusive owner of the Licensed Intellectual Property and desires to grant Licensee the exclusive right and license to use the Licensed Intellectual Property in the Licensed Territory, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the above premises and of the mutual covenants set forth below, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
LICENSEE GRANT; SUBLICENSEES; PRIOR AGREEMENTS

Section 1.1 License Grant. Subject only to the license that has been granted to Licensor’s licensee in Argentina under the agreement attached hereto as Exhibit C (the “Pre-Existing License”), and the terms and conditions hereinafter set forth in this Agreement, Licensor hereby grants to Licensee an exclusive, sublicensable (subject to Section 1.2), transferable (subject to Section 10.13), perpetual, irrevocable, royalty-free, fully paid-up right and license to use the Licensed Intellectual Property on or in connection with the production, manufacture, marketing, sale and distribution of the Products in the Licensed Territory and otherwise in connection with the conduct of their business related thereto in the Licensed Territory. For the avoidance of doubt, the license granted hereunder does not include the right to use the Licensed Intellectual Property outside of the Licensed Territory, including in connection with the marketing, distribution or sale of any product, or in connection with any product that is not offered under the TUPPERWARE Trademark, except for online marketing subject to the terms provided below, and the non-exclusive right for the production and manufacturing (but not the distribution, marketing or sale) of the Products or components thereof at locations outside of the Licensed Territory solely for delivery, distribution, marketing and sale solely within the Licensed Territory. Licensee shall not knowingly, and shall not permit its Affiliates, licensees and sublicensees to, sell any Products to any third party located in the Licensed Territory that will market, distribute, re-sell or otherwise provide such Products to anyone located outside the Licensed Territory without Licensor’ prior written approval and shall not attempt to circumvent the foregoing restrictions. The license granted hereunder is exclusive (other than as set forth above) even as to Licensor and its Affiliates and their other licensees and Licensor shall not, and shall cause its Affiliates and other licensees to not, use any of the Licensed Intellectual Property in the Licensed Territory or directly or indirectly market, distribute or sell any products that use or embody any of the Licensed Intellectual Property in the Licensed Territory; provided that Licensor or its Affiliates or their respective licensees located outside of the Licensed Territory may (i) engage a third party contract manufacturer located within the Licensed Territory to manufacture its products in the Licensed Territory solely for delivery, marketing, distribution, sale or other provision of such products outside of the Licensed Territory and (ii) conduct online marketing and sale of the Products, which the Parties acknowledge may reach consumers inside of the Licensed Territory, provided that Licensor’s, or its Affiliates or licensee’s distribution and sale of such Products is expressly limited to delivery of such Products to purchasers located outside the Licensed Territory. Licensee shall also be permitted to conduct online marketing and sale of the Products, which the Parties acknowledge may reach consumers outside of the Licensed Territory, provided that Licensee’s distribution and sale of Products is expressly limited to delivery of such Products to purchasers located within the Licensed Territory. Licensor shall not knowingly, and shall not permit its Affiliates and other licensees to, sell any Products to any third party located outside of the Licensed Territory that will market, distribute, re-sell or otherwise provide such Products to anyone located in the Licensed Territory without Licensee’s prior written approval and shall not attempt to circumvent the foregoing restrictions.

Section 1.2 Sublicenses. The license granted to Licensee hereunder includes the right of Licensee, without the prior written consent of Licensor being required, to grant sublicenses to its Affiliates and other third parties to use the Licensed Intellectual Property in the Licensed Territory solely on or in connection with the production, manufacture, marketing, sale and distribution of the Products, as well as production and manufacturing (but not the distribution, marketing or sale) of the Products or components thereof at locations outside of the Licensed Territory solely for delivery, distribution, marketing and sale solely within the Licensed Territory, provided that sublicenses shall not be granted by Licensee to any third party that Licensee or its Affiliates knows or should reasonably know are directly or indirectly engaged in the production, marketing, distribution or sale of counterfeit products or may otherwise use the Licensed Intellectual Property or Confidential Information of Licensor or its Affiliates in any way that does not comply with the terms of this Agreement. Sublicenses granted by Licensee or its Affiliates shall (i) be in writing and include terms requiring that the sublicensee take commercially reasonable steps to protect the confidentiality of any Licensor Confidential Information to which they have access and the Licensed Intellectual Property and (ii) shall not permit further sublicensing without Licensor’s prior written approval. Such sublicensees shall be required to comply with the terms of this Agreement regarding the use of the Licensed Intellectual Property and Licensee’s undertakings in Section 2.3 below and Licensor shall be a named third party beneficiary with the right to enforce directly against any sublicensee, provided Licensor gives Licensee prior written notice before enforcing any such rights. In the event of any such sublicensee’s failure to comply with such terms, Licensee agrees to promptly notify Licensor of such non-compliance and either take action to enforce such terms against such sublicensees or terminate the sublicense granted to such sublicensee. Without limiting the foregoing, Licensee shall be responsible to Licensor for all of the acts, omissions and compliance of each of its sublicensees in connection with the use of Licensed Intellectual Property and shall be liable to Licensor for any breach of the terms of this Agreement by any sublicensee.

Section 1.3 Pre-Existing License; Prior Rights to Licensed Intellectual Property. The Parties hereby acknowledge the existence of the Pre-Existing License and the rights granted to the licensee thereunder. Licensor represents and warrants that the copy of the Pre-Existing License attached as Exhibit C hereto is the complete and correct copy of the Pre-Existing License and there have been no amendments or waivers of any terms thereof that are not included in Exhibit C, and that except for the rights granted to the licensee under the Pre-Existing License, and the limited rights retained by Licensor, its Affiliates and other licensees to engage a third party contract manufacturer to manufacture products in the Licensed Territory for delivery, marketing, distribution and sale outside of the Licensed Territory in accordance with Section 1.1 above, no third party has any rights to use any of the Licensed Intellectual Property in the Licensed Territory. Licensor agrees to use commercially reasonable efforts to terminate the Pre-Existing License as soon as possible in accordance with its terms and applicable Law and agrees not to renew or extend the term of the Pre-Existing License beyond its current term or amend or waive any of the terms of the Pre-Existing License without Licensee’s prior written approval. Upon the termination or expiration of the Pre-Existing License, (i) all rights granted to the licensee under the Pre-Existing License to use the Licensed Intellectual Property in connection with the production, manufacture, marketing, sale or distribution of the Products or otherwise use the Licensed Intellectual Property are hereby granted to Licensee in accordance with the terms of Section 1.1, and (ii) Exhibit B will be automatically updated to include any application or registration for any Intellectual Property in the Licensed Territory not already listed in Exhibit B as of the Effective Date.

Section 1.4 No Encumbrances on any Licensed Intellectual Property in the Licensed Territory. Licensor represents and warrants that as of the Effective Date, no third party has an Encumbrance in any of the Licensed Intellectual Property in the Licensed Territory. Licensor further agrees to obtain from the administrative or collateral agent under any future credit agreement an acknowledgment of the exclusive license granted hereunder and Licensor shall not grant any security interest, collaterally assign or otherwise permit any of the Licensed Intellectual Property issued, registered or applied for in the Licensed Territory to become subject to any Encumbrance applicable in the Licensed Territory in the future.

ARTICLE II
OWNERSHIP OF LICENSED INTELLECTUAL PROPERTY AND IMPROVEMENTS;
LICENSEE INTELLECTUAL PROPERTY

Section 2.1 Ownership of Licensed Intellectual Property. Licensee hereby acknowledges that Licensor, or its successors or assigns, as applicable, is and shall remain the sole owner of the Licensed Intellectual Property and that Licensee shall not acquire any ownership interest or rights in the Licensed Intellectual Property except as expressly set forth herein. All goodwill arising from any and all use of the Trademarks forming part of the Licensed Intellectual Property by Licensee or any of its Affiliates or sublicensees while this Agreement is in effect shall inure exclusively to the benefit of Licensor.

Section 2.2 Ownership and Commercialization of Improvements; Licensee Intellectual Property; New Licensee Intellectual Property.

(a) Ownership of Improvements. Licensor shall own all Intellectual Property in and to any: (i) secondary Trademarks bearing or incorporating any Licensed Intellectual Property; (ii) derivative works, modifications, improvements or enhancements (including any translation or transliteration) of any Licensed Intellectual Property; and (iii) Trademarks that are substantially or confusingly similar to, a colorable imitation of or used in combination with any of the foregoing; in each case that are created or developed by or on behalf of Licensee or its Affiliates or sublicensees (collectively the “Improvements”). Any and all Improvements shall constitute Licensed Intellectual Property upon their creation and shall be included in the exclusive license granted to Licensee and its Affiliates with respect to the Licensed Territory under this Agreement and available exclusively for use by Licensee its Affiliates or sublicensees in the Licensed Territory. For the avoidance of doubt, notwithstanding Licensor’s ownership of any Improvement, neither Licensor, nor its Affiliates or licensees, shall have any right to use any Improvement inside or outside of the Licensed Territory. All right, title and interest, including all Intellectual Property, in any Improvement shall be considered works made for hire under the U.S. Copyright Act and ownership thereof shall vest in Licensor, subject to the exclusive license and rights granted to Licensee and its Affiliates with respect to the Licensed Territory under this Agreement with respect thereto, immediately upon creation and regardless of the state of completion of the Improvement. Licensee shall notify Licensor promptly in writing of any Improvement. To the extent any Improvements are not deemed works made for hire under applicable law or ownership of any Improvement does not otherwise immediately vest in Licensor or if Licensee, its Affiliates or sublicensees acquire at any time any ownership right in any Licensed Intellectual Property or Improvement, Licensee hereby assigns, and shall cause all Affiliates and sublicensees to assign, in each case irrevocably and unconditionally, all right, title and interest in such Licensed Intellectual Property or Improvement to Licensor. If an assignment of moral rights is not recognized under the applicable law, Licensee hereby waives, and shall cause all authors to waive, the assertion of moral rights in any such Licensed Intellectual Property or Improvement. Licensee undertakes to, promptly upon request at any time by Licensor (while this Agreement is in effect and Licensor (or its successors or assigns) is the owner of the Licensed Intellectual Property), assist Licensor in transferring the rights to Licensed Intellectual Property or Improvements to Licensor, and to complete and evidence Licensor’s right, title, and interest in and to the Licensed Intellectual Property and the Improvements, upon creation of the same, which may include formalizing, signing and executing, where appropriate, any contracts, authorizations, acknowledgements and/or documents, assisting Licensor in fulfilling the corresponding legal and contractual requirements and/or legal or administrative procedures of any kind and assisting Licensor in registering such right and title in the name of Licensor at the appropriate public registries in the Licensed Territory and executing, or having executed, further deeds of assignment in favor of Licensor.

(b) Licensee Intellectual Property; New Licensee Products. As between Licensor and Licensee, Licensee shall retain exclusive ownership of all of its Intellectual Property existing as of the Effective Date, and any new Intellectual Property created or acquired by Licensee or its Affiliates after the Effective Date that is not (i) an Improvement or (ii) created by or on behalf of Licensor or its Affiliates or their other licensees or agents, including, without limitation, any Intellectual Property with respect to new products developed by Licensee or its Affiliates that are not based on Products covered by or incorporating any Patents, Copyrights or Trade Secrets forming part of the Licensed Intellectual Property existing as of the Effective Date (“New Licensee Products”). Licensee and its Affiliates shall have the exclusive right to manufacture, market, distribute and sell the New Licensee Products using the Trademarks and other Licensed Intellectual Property within the Licensed Territory within the scope of the license granted in Section 1.1, provided that such New Licensee Products comply with the quality standards and requirements regarding use of the Licensed Intellectual Property set forth in Article III below with respect thereto. Licensee shall notify Licensor reasonably promptly upon Licensee’s development of any New Licensee Products.

Section 2.3 Negative Covenants. Licensee agrees to the following undertakings at all times while Licensor is the owner of the Licensed Intellectual Property in accordance with this Agreement:

(a) Licensee will not, directly or indirectly, object to or challenge (i) Licensor’s ownership of or rights to the Licensed Intellectual Property; (ii) Licensor’s registrations or applications for registration of the Licensed Intellectual Property anywhere in the world; or (iii) the validity of the license granted herein.

(b) Licensee will not, directly or indirectly, engage in any use of the Licensed Intellectual Property outside the scope of the license granted hereunder, including, for the avoidance of doubt, marketing, selling, or distributing any TUPPERWARE branded product outside of the Licensed Territory except as expressly set forth in Section 1.1.

(c) Licensee will not, on its behalf or on behalf of any other party, and will not permit its Affiliates and sublicensees to, in any country or jurisdiction, register or attempt to register (including as a domain name) any Licensed Intellectual Property or any Trademark which is confusingly similar to or which is a colorable imitation of any Trademarks included in the Licensed Intellectual Property.

(d) Licensee may use the TUPPERWARE Trademark as part of its corporate entity name only to the extent immediately followed by a term designating a geographic territory located within the Licensed Territory. Licensee’s Affiliates will not use the TUPPERWARE Trademark or any Trademark substantially or confusingly similar thereto as part of a trade name or corporate name except as expressly authorized in writing by Licensor. Licensee shall not combine as a unitary or composite mark any other Trademark with any Licensed Intellectual Property, but may use its trade name or corporate name on the Products or their packaging solely to designate that Licensee is the manufacturer or distributor of such Products.

Section 2.4 Licenses and Registrations. Licensee covenants that it has obtained, or shall obtain, all licenses, registrations and/or approvals necessary in each jurisdiction of the Licensed Territory prior to offering Products under the Licensed Intellectual Property in each such jurisdiction.

Section 2.5 Reservation of Rights. All rights of Licensor that are not expressly granted to Licensee pursuant to the express terms and conditions of this Agreement are reserved and retained by Licensor. Licensee acknowledges that Licensor is involved in many areas of business in many fields of endeavor and that nothing in this Agreement, other than the exclusive license granted pursuant to Section 1.1 and the restrictions applicable to Licensor and its Affiliates’ use of the Licensed Intellectual Property in the Licensed Territory set forth in Section 1.1, shall limit Licensor’s or its Affiliates or other licensees’ ability to continue such relationships or enter into new relationships or engage in activities. Except with respect to the Licensed Intellectual Property, no provision of this Agreement shall be deemed or construed to grant to Licensee or any other third party, either expressly, by implication, by way of estoppel, or otherwise, any right, license, or authority to infringe or immunity from infringement liability under any of Licensor’s Intellectual Property. There are no implied licenses under this Agreement.

ARTICLE III
QUALITY CONTROL AND METHOD OF USE OF
THE LICENSED INTELLECTUAL PROPERTY

Section 3.1 Quality Standards. Licensee and Licensor each acknowledge the importance to each of them and their reputation and goodwill of maintaining high, uniform standards of quality in the Products produced, manufactured, marketed, sold and distributed under the Licensed Intellectual Property. All Products sold or distributed by Licensee or its Affiliates or sublicensees using the Licensed Intellectual Property shall be substantially similar in all material respects with the level of quality of Products offered under the TUPPERWARE trademark in the Licensed Territory as of the Effective Date. For avoidance of doubt, all of the Products produced and sold by Licensor or its Affiliates in the Licensed Territory in the three (3) years prior to the Effective Date and any other Products that have a level of quality that is substantially similar in all material respects to the level of quality of the Products produced and sold by Licensor and its Affiliates in the Licensed Territory prior to the Effective Date are and shall be deemed to comply with the quality requirements set forth above and may continue to be manufactured, marketed, distributed and sold by Licensee and its Affiliates and their sublicensees in the Licensed Territory in substantially the same form.

Section 3.2 Use of Licensed Intellectual Property. Licensee may use the Licensed Intellectual Property in the same or substantially the same form and manner and with such trade dress as used by Licensor or its predecessors in interest (or their respective Affiliates) in the Licensed Territory prior to the Effective Date without any approval from Licensor being required. Licensee shall further have the right to modify the form and manner of its use of the Licensed Intellectual Property without approval from Licensor being required, provided that such modifications are not reasonably likely to violate the quality control provisions set forth in Section 3.1. In the event that Licensee proposes to use a new Trademark for a particular Product that will be marketed and sold using the TUPPERWARE brand, Licensee will submit such proposed new Trademark to Licensor for Licensor’s prior written approval. Licensor’s approval of the proposed new Trademark shall be deemed granted unless Licensor notifies Licensee of its disapproval and its reasons therefor within ten (10) Business Days after receipt of such notice.

Section 3.3 Licensor Approvals. Licensor shall not unreasonably withhold, condition or delay any approval required to be obtained from Licensor under this Agreement.

Section 3.4 Notices and Markings. Licensee shall, at its own expense, apply such Patent, Trademark or Copyright notices or other markings as may be necessary or appropriate under applicable Law of the Licensed Territory substantially consistent with past practice in the Licensed Territory prior to the Effective Date. Without limiting the generality of the foregoing, Licensee shall include in appropriate areas of packages, cartons, containers or accompanying literature for the Products that are produced or sold by or through Licensee or its Affiliates or sublicensees, as well as in marketing materials for the Products a statement that Licensee is the source of such Products and the phrase “TUPPERWARE is the registered trademark of Party IP Holdings LLC and used under license,” or a substantively equivalent notice. In addition, Licensee shall place the symbol “®” or “TM,” as applicable, immediately adjacent to each use of a licensed Trademark.

Section 3.5 Audit Rights. If Licensor reasonably believes that any Products do not conform to the required standards of quality set forth in Section 3.1, Licensor shall have the right to request and Licensee shall promptly provide, one representative example of such non-conforming Product(s). If following Licensor’s inspection of such representative example, or if Licensor otherwise has reason to believe that such Products do not conform to the required standards of quality or the requirements set forth in Section 3.9, Licensor or its representatives shall, upon reasonable advance written notice (in any event not less than five (5) Business Days in advance of any visit), and subject to the confidentiality undertakings of this Agreement, be permitted to visit the premises wherein such Products are produced, manufactured or held for sale at such time as to not unduly interfere with the operations of Licensee, in order to verify whether such Products conform to such standards of quality or compliance requirements. All Licensor expenses of conducting such inspections shall be borne by Licensor. If any inspection of any premise reveals that Licensee has failed to comply with the quality standards set forth herein or the compliance requirements set forth in Section 3.9, Licensor shall be entitled to reinspect such premises, subject to the above-referenced advance written notice and confidentiality undertakings, after the earlier of Licensor’s receipt of notice of cure by Licensee as set forth in Section 3.6 or the expiration of the thirty (30) day cure period after which Licensor may seek an injunction pursuant to Section 3.8.

Section 3.6 Remediation. If Licensor reasonably determines that any Products or other materials do not substantially comply with the required standards of quality as set forth herein in any material respect or the compliance requirements set forth in Section 3.9, Licensor shall notify Licensee in writing of such defect, providing Licensee with full details regarding the deficiency. Unless Licensee provides written notice to Licensor disputing such deficiency explaining the basis for disputing such deficiency, Licensee shall take action to remediate such deficiency within thirty (30) days, except as required by Section 3.7, after receipt of such written notice from Licensor, unless the applicable deficiency is not reasonably susceptible of full remediation within such thirty (30)-day period, in which event Licensee shall have an additional thirty (30) days to remediate such deficiency, provided that Licensee provides written notice to Licensor that such additional period is necessary to complete such remediation and proceeds with reasonable diligence to remediate such deficiency during the initial thirty (30)-day period. Notwithstanding the foregoing, deficiencies shall be remediated as soon as reasonably practicable substantially consistent with past practices in the Licensed Territory prior to the Effective Date. Licensee shall provide Licensor with evidence of such remediation including samples of the Product or other material which are the subject of such remediation.

Section 3.7 Emergency Remediation Obligation. In the event that any deficiency in quality of any Product poses a risk to public health or safety, Licensee shall take action to cure such deficiency as promptly as reasonably practical under the applicable circumstances after becoming aware of such deficiency and shall stop manufacturing, selling, marketing and distributing such Product until the deficiency is cured.

Section 3.8 Injunctive Right. If an undisputed Product or other deficiency is not fully remediated within the time periods set forth herein, such failure shall constitute a material breach of this Agreement and Licensor shall be entitled to, without prejudice to any other remedies provided under this Agreement or pursuant to applicable Law, seek injunctive or other equitable relief, without the need to post a bond or other security, against further sales or use of such defective Products or use of the Licensed Intellectual Property.

Section 3.9 Compliance with Applicable Law. In addition to the quality standards set forth herein, Licensee shall comply with, and shall have sole responsibility for complying with, all applicable Laws relating to the production, manufacture, marketing, sale and distribution of the Products in the Licensed Territory. Licensee will, and will ensure any Affiliates and permitted sublicensees, comply with all applicable product safety, product registration, labor, export control, sanctions and other similar Laws and obtain all necessary licenses and registrations necessary to operate in the Licensed Territory. Licensee acknowledges that bribery and all forms of corruption are prohibited. Licensee shall, and will ensure its Affiliates and any permitted sublicensees, make no payments of money or give anything of value, nor will either be offered, promised or paid, directly or indirectly, to any foreign official, political party, party official, candidate for public or political party office (each a “Foreign Official”) to influence the acts of such Foreign Official or to induce such Foreign Official to use his or her influence with a governmental body, in order for Licensee or its Affiliates or sublicensees to obtain or retain business or gain an improper advantage. Without limitation of the foregoing, Licensee shall, and will ensure its Affiliates and any permitted sublicensees, also comply with applicable export control and economic sanctions Laws, including but not limited to the U.S. Export Administration Regulations, 15 C.F.R. 730-774 and the U.S. Department of Treasury, Office of Foreign Assets Control (“OFAC”)’s economic sanctions regulations in 31 C.F.R. Chapter V, and the export control or sanctions Laws of any other applicable country (collectively, the “Sanctions Laws”). Notwithstanding anything to the contrary herein, if any provision of any export control Law of any other country conflicts with the export control and economic sanctions Laws of the United States, the Parties shall abide by the export control and economic sanctions Laws and regulations of the United States, to the extent not inconsistent with either Party’s obligations. Licensee represents that it and its Affiliates do not currently and that it and its Affiliates and sublicensees during the term of this Agreement shall not conduct business or otherwise engage with: (a) any person designated on OFAC’s Specially Designated Nationals and Blocked Persons List or Consolidated Sanctions List, as lists of those Persons are maintained by OFAC at its website, at: https://sanctionssearch.ofac.treas.gov/ (as updated from time to time); (b) any country, geographic region or government subject to comprehensive U.S. economic sanctions or embargo; or (c) any supplier using any form of forced labor and/or indentured labor (including forced or indentured child labor), in whole or in part, in the production of goods, including in the supplier’s own supply chain (the foregoing sub-sections (a) through (c) collectively “Prohibited Persons”). Licensee shall exercise reasonable efforts to ensure that diligence is conducted to ensure that no activity or business occurs with any such Prohibited Person. Licensee represents that neither it nor any of its Affiliates is, and neither it nor any of its Affiliates or sublicensees shall become, controlled, or owned fifty percent (50%) or more by a Prohibited Person. Licensee shall fully cooperate with Licensor in any ethics and compliance investigation, including any investigations related to any anti-corruption Laws or Sanctions Laws, including providing Licensor with all documents and information requested as part of the investigation. Licensee shall also fully cooperate with any governmental inquiry or investigation related to any applicable Law, and unless prohibited from doing so, shall notify Licensor of any such investigation. Licensee shall, and shall cause its Affiliates and sublicensees to, refrain from engaging in any unfair or deceptive trade practice, or unethical business practice whatsoever, or any other practice that could unfavorably reflect upon the Licensed Intellectual Property, or the Licensor or its Affiliates.

Section 3.10 Books and Records. Licensee shall, at its sole cost and expense, during the Term and for three (3) years thereafter, maintain complete and accurate books and records relating to all sales of the Products by Licensee or its Affiliates, including records and documents relating to the sourcing, procurement and movement of raw materials and components, works in process and finished goods including bills of lading, customs clearance records, cutting tickets, payment records, time cards and other related production records necessary to trace the origin and determine movement of all Products, and otherwise document Licensee’s and its Affiliates’ (and sublicensees’) compliance with its obligations under applicable Laws and this Agreement. During the Term and for three (3) years thereafter, Licensor and its duly authorized representatives shall have the right not more frequently than once per each Agreement year, upon reasonable notice (and in any event not less than five (5) Business Days in advance of any inspection) (which may be via e-mail) and during Licensee’s normal business hours, and on a mutually agreed upon day, in a manner not to disrupt Licensee’s normal business operations, and subject to the confidentiality undertakings of this Agreement, to examine said books and records and all other documents and materials in the possession of or under the control of Licensee or its Affiliates in order to verify compliance with the terms of this Agreement. Notwithstanding the foregoing, if any audit reveals any material non-compliance by Licensee of its Affiliates of the obligations hereunder, Licensor may conduct one or more additional audits within the twelve (12) months following the initial audit, and such additional audits will not count against any annual or other audit frequency limitations set forth in this Agreement.

ARTICLE IV
TERM AND TERMINATION; BREACH; licensee rights in the event of licensor insolvency proceeding

Section 4.1 Term. Unless terminated for any reason set forth herein, this Agreement and the rights and license granted herein shall be perpetual (the “Term”).

Section 4.2 Termination by Licensee. Licensee may terminate this Agreement at any time by providing Licensor with written notice of such termination.

Section 4.3 Licensor’s Right to Terminate Upon Certain Material Breaches. Without prejudice to any other rights or remedies to which the Licensor may be entitled, unless and until the initial Licensee assigns, in accordance with Section 11.13, any or all of its rights under this Agreement to a third party that is not an Affiliate of Licensee, Licensor shall not have any right to terminate this Agreement or any of Licensee’s rights hereunder under any circumstances and Licensor’s sole remedies in the event of a breach of this Agreement by Licensee shall be to bring legal action against Licensee for Claims (as defined below) based on such breach and seek Damages (as defined below) or injunctive or other equitable remedies or relief to enforce the terms of this Agreement. Thereafter, without prejudice to any other rights or remedies to which Licensor may be entitled, Licensor may terminate the license with respect to, and the corresponding rights related to, such assignment granted hereunder to the Licensed Intellectual Property to any third party that is not an Affiliate of Licensee if Licensee or such third party assignee is not, with respect to any of the assigned rights, in material compliance with Section 2.3(b) or Sections 3.1, 3.7, or 3.9 in such a way that has resulted or will result in material harm to the goodwill associated with the TUPPERWARE brand outside of the Licensed Territory (such material non-compliance, “Heightened Material Breach”), and this Agreement shall terminate with respect to such rights, only as set forth in this Section 4.3. In the event that such an assignment has been made and Licensor has reasonable grounds to believe that Licensee or such third party assignee has committed a Heightened Material Breach (unless Licensee resolves or in good faith works towards resolving such non-compliance, including through the remediation efforts permitted by Section 3.6), Licensor shall submit to Licensee a written notice of same, explaining the basis for the Heightened Material Breach and describing in reasonable detail the material harm to the goodwill associated with the TUPPERWARE brand outside of the Licensed Territory that has resulted or will result from such Heightened Material Breach (a “Breach Notice”). Licensee shall have sixty (60) days from the date it receives a Breach Notice to cure such Heightened Material Breach to the extent reasonably capable of cure within such sixty (60)-day period; provided that, if Licensee diligently exercises reasonable best efforts to cure such Heightened Material Breach and such Heightened Material Breach cannot, with diligence, be cured within said sixty (60) days, Licensee shall have the right to cure such Heightened Material Breach within an additional reasonable period of time agreed between the Parties, which shall not be less than an additional thirty (30) days. In the event that the Licensee disputes that such Heightened Material Breach has occurred, it shall provide notice of such dispute (a “Response”) within ten (10) Business Days after delivery of a Breach Notice, and each Party shall cause their respective senior representatives promptly to meet (which may be by video or teleconference) and work together in good faith to agree on and implement a corrective action plan and otherwise resolve the alleged Heightened Material Breach. The Parties shall cooperate diligently during the ninety (90) day period following the Response (the “Resolution Period”). If (i) the Parties have not resolved the dispute and reached a mutually acceptable resolution within the Resolution Period, and (ii) Licensee has not cured such Heightened Material Breach in the ninety (90) days set forth above or such additional time as agreed between the Parties in writing, Licensor shall have the right to bring legal action against each third party assignee that committed such Heightened Material Breach, seeking termination of the rights of such assignee under this Agreement and, upon a final, binding and non-appealable judicial decision confirming the existence of a Heightened Material Breach, Licensor shall have the right to terminate the rights of such breaching assignee (and no other rights of Licensee or its other assignees) under this Agreement upon written notice to Licensee, effective immediately or on a date specified in such notice. For the avoidance of doubt, during the Resolution Period, the Parties shall continue to perform their respective obligations under this Agreement.

Section 4.4 Breach; Insolvency. The following events shall constitute a breach of this Agreement for which the non-breaching Party shall be entitled to make Claims and undertake legal action for Damages and other legal and equitable remedies and relief (but, for the avoidance of doubt, not for termination of this Agreement or any of Licensee’s rights hereunder except pursuant to the terms of Section 4.3): (i) the other Party commits or threatens to commit a material breach of any of the terms of this Agreement and (if such a breach is remediable) fails to remedy that breach within sixty (60) calendar days of that Party being notified in writing of the breach; (ii) the other Party becomes insolvent or makes an assignment for the benefit of its creditors or any arrangement in connection with or regarding its insolvency, in any territory or region thereof, or discontinues its business (voluntarily or involuntarily), or if a receiver is appointed for such Party or its business, or files a petition pursuant to Title 11 of the United States Code, Sections 101, et. seq. (“Bankruptcy Code”), or files for similar bankruptcy or restructuring protection in any other territory or region thereof, or an involuntary petition (“Involuntary Petition”) is filed against such Party under the Bankruptcy Code or other similar equivalent in any other territory or region thereof, and the Involuntary Petition is not dismissed within sixty (60) days of filing, or an order for relief is entered granting the Involuntary Petition.

Section 4.5 Effect of Termination. Upon termination of this Agreement other than termination by Licensee in the event that ownership of the Licensed Intellectual Property with respect to a country in the Licensed Territory is transferred to Licensee as a result of Licensee’s enforcement of its security interest with respect thereto pursuant to Article X below, Licensee shall have a period of nine (9) months after the effective date of termination (the “Phase-Out Period”) to complete all work in progress, fulfill existing orders for the Products and returns or replacements of Products and exhaust its unsold Remaining Inventory (as defined below); provided that Licensee shall not be permitted to sell any products during such Phase-Out Period that Licensor reasonably believes poses a risk to public health or safety that are not cured pursuant to Section 3.7. Thereafter, all licenses and other rights granted to Licensee hereunder shall immediately terminate, and Licensee shall, and shall cause its Affiliates and require sublicensees to:

(a) immediately cease to use, directly or indirectly, in any manner whatsoever, the Licensed Intellectual Property, whether on or in connection with any Products, documents, advertising or otherwise, provided, however, that Licensee and its Affiliates and sublicensees shall not be required to retrieve or remove any advertisements or marketing materials or content previously distributed, posted or otherwise published, but shall not redistribute, repost or republish same;

(b) within thirty (30) days after the end of the Phase-Out Period, make any and all necessary filings to change Licensee’s and its Affiliates’ corporate names to a name that does not include any Trademark included in the Licensed Intellectual Property or any confusingly similar Trademark and to cancel all fictitious or assumed names, trade names, or equivalent registrations that incorporate any Trademark included in the Licensed Intellectual Property or any confusingly similar Trademark;

(c) within thirty (30) days after the end of the Phase-Out Period, transfer to Licensor or its designee any and all domain names and social media account handles that incorporate any Trademark included in the Licensed Intellectual Property or any confusingly similar Trademark and cease all use of all such domain names and social media user names;

(d) within thirty (30) days after the end of the Phase-Out Period, deliver to Licensor all electronic and physical copies of any materials in the possession or control of Licensee or its Affiliates and require any sublicensees to return any such materials in their possession or control to the extent containing Confidential Information of Licensor, provided however, that Licensee, its Affiliates and sublicensees shall not be required to remove any electronic files stored in their system backups and may retain a copy of such materials for their respective record-keeping purposes, subject to continued compliance with the confidentiality obligations of this Agreement; and

(e) within thirty (30) days after the end of the Phase-Out Period, provide written certification to Licensor signed by an authorized representative of Licensee that certifies that each of the foregoing actions has been taken.

Section 4.6 Reasonable Assistance After Termination. Upon termination of this Agreement other than termination by Licensee in the event that ownership of the Licensed Intellectual Property with respect to a country in the Licensed Territory is transferred to Licensee as a result of Licensee’s enforcement of its security interest with respect thereto pursuant to Article X below, and completion of the Phase-Out Period, the Parties shall perform all other acts which may be necessary or useful to render effective the termination of the interest of Licensee in the Licensed Intellectual Property. Without limiting the foregoing, Licensee hereby consents to any filing after termination of this Agreement other than termination by Licensee in the event that ownership of the Licensed Intellectual Property with respect to a country in the Licensed Territory is transferred to Licensee as a result of Licensee’s enforcement of its security interest with respect thereto pursuant to Article X below, and completion of the Phase-Out Period, which Licensor may make to limit or terminate Licensee’s status as an authorized user of the Licensed Intellectual Property and hereby irrevocably appoints Licensor as its true and lawful attorney-in-fact for the purpose of executing any such filing or other document, and agrees not to contest, oppose or dispute such filing.

Section 4.7 Remaining Inventory. Within ten (10) days after the termination of this Agreement other than termination by Licensee in the event that ownership of the Licensed Intellectual Property with respect to a country in the Licensed Territory is transferred to Licensee as a result of Licensee’s enforcement of its security interest with respect thereto pursuant to Article X below, Licensee will furnish to Licensor a certificate showing the number and description of Products on hand or in process of manufacture (the “Remaining Inventory”). Licensor shall have the right (but not the obligation), at its sole election, to purchase all or any portion of the Remaining Inventory then in Licensee’s inventory or in process, except for units of the Remaining Inventory that are already sold or being sold to a customer, at Licensee’s cost of such Remaining Inventory.

Section 4.8 Survival. Notwithstanding any other provisions of this Agreement, any Claim either Party may have against the other for acts or omissions prior to the termination or expiration of this Agreement, shall survive the termination or expiration of this Agreement other than termination by Licensee in the event that ownership of the Licensed Intellectual Property with respect to a country in the Licensed Territory is transferred to Licensee as a result of Licensee’s enforcement of its security interest with respect thereto pursuant to Article X below. The following provisions shall survive expiration or termination of this Agreement other than termination by Licensee in the event that ownership of the Licensed Intellectual Property with respect to a country in the Licensed Territory is transferred to Licensee as a result of Licensee’s enforcement of its security interest with respect thereto pursuant to Article X below: Section 2.1, Section 2.2, Section 3.10, Section 4.5-4.8 Section 6.2, ARTICLE VII, ARTICLE VIII, ARTICLE IX, and ARTICLE XI.

Section 4.9 Rights Upon Licensor Bankruptcy, Insolvency, Liquidation, Receivership or Assignment for the Benefit of Creditors or Similar Proceeding. The Parties acknowledge and agree that this Agreement and all rights and licenses granted under or pursuant to this Agreement by Licensor to Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses to rights to “intellectual property” and “embodiment[s]” of “intellectual property” for purposes of Section 365(n) and as defined in Section 101(35A) or Chapter 11 of the Bankruptcy Code. Licensee may elect to retain and fully exercise all of its rights and elections under Section 365(n) of the Bankruptcy Code, including its retention of all its rights as a licensee hereunder, notwithstanding the rejection of this Agreement by any other party as debtor in possession, or a trustee or similar functionary in bankruptcy acting on behalf of a debtor’s estate. In the event that any proceeding shall be instituted by or against Licensor (or any Affiliate of Licensor) seeking to adjudicate it bankrupt, or insolvent, or seeking liquidation, winding up, insolvency or reorganization, or relief of debtors, assignment for the benefit of creditors or seeking an entry of an order of relief, or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or any other form of voluntary or involuntary proceeding against Licensor or an Affiliate of Licensor or otherwise with respect to this Agreement or the Licensed Intellectual Property under any bankruptcy, insolvency or other applicable law, or it shall take any action to authorize any of the foregoing actions (each, an “Insolvency Proceeding”) Licensee and its Affiliates shall have the right to retain, exercise and enforce their license and rights under this Agreement (including this Section).

ARTICLE V
PROSECUTION AND ENFORCEMENT OF
LICENSED INTELLECTUAL PROPERTY

Section 5.1 Clearance and Prosecution. In the event Licensee desires to pursue an application for any Improvement in the Licensed Territory (a “New Application”), then the Parties shall discuss in good faith the value of such New Application and the likelihood of success of registering such New Application, with any clearance searches related to the Licensed Territory being conducted at Licensee’s cost. If Licensor agrees to move forward with the New Application, then Licensor (in Licensor’s name and at Licensee’s cost) shall pursue such New Application, with Licensee providing reasonable cooperation to Licensor in connection therewith at Licensee’s cost, including providing any input and assistance on strategy, specimens of use, documents, or other information or evidence as may be reasonably requested by Licensor. Any New Applications and resulting registrations that issue shall be solely owned and held by Licensor and automatically added to Exhibit B as Licensed Intellectual Property, except that if Licensor does not move forward with a New Application for an Improvement other than a Trademark, Licensee, following prior written notice to Licensor, shall have the right to file and prosecute such New Application in the name of Licensor and at the expense of Licensee.

Section 5.2 Renewals and Other Required Maintenance. The Parties will collaborate on strategy for all matters relating to the renewal and other required maintenance of the Patents and other registrations of Licensed Intellectual Property in the Licensed Territory. Licensee, at Licensor’s reasonable request and instruction, shall provide reasonable cooperation to Licensor to support such renewal and maintenance efforts, including providing any input and assistance on strategy, specimens of use, documents, or other information or evidence as may be reasonably requested by Licensor for Licensor to maintain such Patents and other registrations in the Licensed Territory at Licensee’s cost and expense. Additionally, Licensee shall be responsible for all renewal fees and other costs payable to Government Authorities to maintain such Patents and other registrations of Licensed Intellectual Property in the Licensed Territory, and shall reimburse Licensor for such reasonable fees and actual out of pocket costs within thirty (30) days of receipt of an invoice therefor. If Licensor does not agree to renew or maintain any such Patent or other registration, Licensor shall provide written notice to Licensee at least thirty (30) days prior to the deadline for submitting the applicable renewal or maintenance filing and Licensee shall have the right to file or have local legal counsel file the applicable renewal and maintenance filing for and on behalf Licensor, and in such event, at Licensee’s reasonable request and instruction, Licensor shall provide reasonable cooperation to Licensee and the applicable local legal counsel to support such renewal and maintenance efforts, including providing any input and assistance on strategy, specimens of use, documents, or other information or evidence as may be reasonably requested by Licensee for Licensee to maintain such Patents and other registrations in the Licensed Territory at Licensee’s cost.

Section 5.3 License Recordal. At Licensee’s request and cost and expense at any time during the Term, Licensor promptly shall sign any documents and take all other actions requested by Licensee in connection with the recording of this Agreement with the relevant Governmental Authority in any jurisdiction included in the Licensed Territory and in the renewal of any such recordal, including, but not limited to, signing one or more short-form summary versions or redacted versions of this Agreement agreed between the Parties as an alternative to recording the entire Agreement, which the Parties agree will be used for filing in the jurisdictions in the Licensed Territory where permitted by the relevant Governmental Authority. The Parties acknowledge and agree that any such versions filed for recordal may be in any language that may be required by a Governmental Authority in any part of the Licensed Territory (and in English if permitted by the relevant governmental body) and that such versions do not supersede this Agreement and that this Agreement shall control in the event of any question of interpretation as between any version filed for recordal purposes and this Agreement. Upon termination of this Agreement other than termination by Licensee in the event that ownership of the Licensed Intellectual Property with respect to a country in the Licensed Territory is transferred to Licensee as a result of Licensee’s enforcement of its security interest with respect thereto pursuant to Article X below, upon the request of Licensor, Licensee promptly shall sign any documents and take all other actions requested by Licensor to effect a cancellation or removal of any recordal of this Agreement, or any other related document, with the relevant Governmental Authority in any part of the Licensed Territory.

Section 5.4 Enforcement.

(a) In the event that Licensee or Licensor learns of any infringement, unauthorized application for registration, or other unauthorized use or potential unauthorized use of the Licensed Intellectual Property in the Licensed Territory (“Unauthorized Activity”), it shall promptly notify the other Party. Licensor shall have the sole initial right (but not any obligation), at its sole cost and expense, to take action to enforce against the Unauthorized Activity, including sending initial correspondence or takedown notices, involving law enforcement, initiating proceedings with the appropriate court, tribunal, or other governmental body in the Licensed Territory, or other appropriate action (“Enforcement Action”). Licensee, at Licensor’s reasonable request and instruction, shall provide reasonable cooperation to Licensor to support such Enforcement Action, including providing any input and assistance on strategy, communications with local law enforcement, investigators, and attorneys, specimens of use, documents, or other information or evidence as may be reasonably requested by Licensor, and joining any proceedings filed with the appropriate court, tribunal, or other governmental authority as a party if necessary to maintain standing. Licensor shall reimburse Licensee for any reasonable out of pocket expenses incurred by Licensee in providing such cooperation within thirty (30) days of receipt of an invoice therefor. Licensee shall have the right to be represented by its own counsel if joined as a party, at Licensee’s expense. Any award or financial recovery, whether through settlement or a proceeding commenced by Licensor, shall belong solely to Licensor after recovery by both Parties of their respective actual out-of-pocket costs.

(b) In the event Licensor elects not to pursue an Enforcement Action, Licensee may initiate any such Enforcement Action after providing written notice to Licensor of its intent to pursue such Enforcement Action. Should Licensee proceed with any such Enforcement Action any such action shall be in Licensee’s own name at its expense. Licensee shall keep Licensor informed of the status of and its activities regarding such action through quarterly reports (or more frequent reports if reasonably requested by Licensor) and shall consult with Licensor regarding strategy. Licensor, whether as reasonably requested by Licensee or through its own volition, will reasonably support such Enforcement Action, including providing any input and assistance on strategy (which Licensee shall reasonably consider and implement in good faith), communications with local law enforcement, investigators, and attorneys, specimens of use, documents, or other information or evidence as may be reasonably requested. Licensor shall also join proceedings filed with the applicable Governmental Authority as a party if necessary to proceed with the Enforcement Action or maintain standing, at Licensee’s expense. Licensor shall have the right to be represented by its own counsel if joined as a party, at Licensor’s expense. Any settlement, consent judgment or voluntary final disposition of any Enforcement Action shall be subject to Licensor’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Any award or financial recovery, whether through settlement or a proceeding commenced by Licensee, shall belong solely to Licensee after recovery by both Parties of their respective actual out-of-pocket costs.

Section 5.5 Counterfeit Protection. The Parties hereby acknowledge their shared desire to aggressively protect the Licensed Intellectual Property against third parties that are engaged in the manufacture, production, sale, offer for sale, marketing or promotion of counterfeit products bearing or otherwise utilizing the Licensed Intellectual Property or that are confusingly similar to the Licensed Intellectual Property (“Counterfeiting”). Accordingly, each Party agrees to provide reasonable cooperation to the other Party, at the other Party’s expense, in the other Party’s efforts to take action against third parties engaged in Counterfeiting and/or the aiding, abetting or facilitating of Counterfeiting (e.g., third party marketplaces through which Counterfeit products are sold) (collectively “Counterfeiters”) in the Licensed Territory. In furtherance of the foregoing: (a) Licensee shall use commercially reasonable efforts to prevent Counterfeiting of the Products and to identify Counterfeiters in the Licensed Territory; (b) each Party shall promptly inform the other Party of any known or suspected Counterfeiters in the Licensed Territory or producing, distributing, marketing or selling counterfeit Products in the Licensed Territory; and (c) if and to the extent that Licensor itself has implemented and requires other comparable licensees to implement a commercially reasonable counterfeit preventative system, devices or labels, Licensor shall provide information and reasonable cooperation to Licensee as necessary for Licensee to implement same with respect to Licensee’s Products in the Licensed Territory. Each Party acknowledges and agrees that, while the foregoing enforcement efforts will be collaborative as between Licensor and Licensee, Licensor shall have the right to control the conduct thereof within the Licensed Territory, subject to Licensee’s rights set forth in Section 5.4(b).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party as follows:

(a) it is duly incorporated, validly existing and in good standing under the laws of the state or country of its incorporation or formation;

(b) it has the requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement; and

(c) this Agreement has been duly authorized, executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer, or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity;

Section 6.2 Disclaimer. WITHOUT LIMITING THE ADDITIONAL REPRESENTATIONS AND WARRANTIES MADE IN THE PURCHASE AGREEMENT RELATED TO THIS AGREEMENT AND WITH RESPECT TO THE LICENSED INTELLECTUAL PROPERTY, AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND RIGHTS AND REMEDIES UNDER THE PURCHASE AGREEMENT, EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE VII
CONFIDENTIAL INFORMATION

Section 7.1 Confidentiality Obligations. The Parties shall not, and shall cause all other persons having access hereunder to information of the other Party that is known to, or should be reasonably understood by the receiving Party to be confidential, non-public or proprietary, (“Confidential Information”) not to, disclose to any other person or use, except for purposes of this Agreement, any Confidential Information of the other Party; provided, however, that each Party may disclose Confidential Information of the other Party to its Affiliates and its and their representatives or agents and, in the case of Licensee or its Affiliates, to their respective sublicensees, on a need-to-know basis in connection with the performance of such Party’s obligations or other permitted activities under this Agreement, provided that each such Affiliate, representative, agent or sublicensee is informed in writing in advance of the confidential nature of the Confidential Information and subject to a written confidentiality agreement containing confidentiality obligations on the Affiliate, representative, agent or sublicensee that are no less restrictive than the terms and conditions of this ARTICLE VII. In the event that a Party becomes legally compelled or becomes aware that any such Affiliate, representative, agent or sublicensee becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party (to the extent legally permitted) shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled and shall exercise its commercially reasonable efforts (at such other Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.

Section 7.2 Exclusions. Confidential Information shall not include information which (a) is now available to the public or which becomes available to the public other than as a result of disclosure by any person to whom such information is provided in connection with this Agreement, (b) is or becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party having lawful possession of such information without any obligation of confidentiality to the disclosing Party, or (c) has been independently acquired or developed by the receiving Party without violating any of its obligations under this Agreement or reliance on upon the other Party’s Confidential Information.

Section 7.3 Representatives and Agents. Each Party shall cause its Affiliates, representatives and agents, and in the case of Licensee or its Affiliates, their respective sublicensees, to agree to be bound by the same restrictions on use and disclosure of Confidential Information as bind the Party in advance of the disclosure of any such Confidential Information to them. Each Party shall, and shall cause its Affiliates, representatives and agents, and in the case of Licensee or its Affiliates, their respective sublicensees, to, protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such Confidential Information as the Party uses to protect its own confidential information of a like nature.

ARTICLE VIII
LIMITATION OF LIABILITY

Section 8.1 LIMITATION OF LIABILITY. EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE IX AND LIABILITY ARISING OUT OF (a) A BREACH OF SECTIONS 2.3(b), 3.1, 3.7, OR 3.9, OR ARTICLE VII, OR (b) FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, EACH PARTY SPECIFICALLY DISCLAIMS ALL LIABILITY FOR AND SHALL IN NO EVENT BE LIABLE FOR ANY INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EXPENSES, LOST PROFITS, LOST SAVINGS, OR INTERRUPTIONS OF BUSINESS WHATSOEVER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR RESULTING FROM THE HANDLING, MARKETING, SALE, DISTRIBUTION OR USE OF PRODUCTS BEARING OR OTHERWISE UTILIZING THE LICENSED INTELLECTUAL PROPERTY, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

ARTICLE IX
INDEMNIFICATION

Section 9.1 Licensee Indemnification. Licensee shall indemnify, defend and hold harmless Licensor and its Affiliates, and each of its and their respective officers, directors, employees, representatives, agents, successors and assigns (each, a “Licensor Indemnitee”) from and against any and all losses, damages, judgments, costs and expenses of whatever type or nature (including reasonable attorneys’ fees and expenses, court costs, and other legal expenses) (“Damages”) arising out of or relating to any third party, legal suit, claim, action or proceeding (each, an “Claim”) based upon or arising from Licensee’s and its Affiliates’ and sublicensees’ operation of their respective businesses, including the production, manufacture, marketing, sale and distribution of the Products in the Licensed Territory, except for any Claims to the extent that they arise or result from a breach by Licensor of its representations, warranties or obligations under this Agreement, or Claims to the extent that they arise or result from or otherwise constitute a breach of the representations and warranties of Sellers or the Companies in the Purchase Agreement.

Section 9.2 Notice of Indemnification Right. If a Claim by any third party is made against a Licensor Indemnitee, and if such Licensor Indemnitee intends to seek indemnity with respect thereto, Licensor shall promptly notify Licensee of such Claim in writing; provided, however, that any failure of Licensor to promptly notify Licensee of such Claim shall not relieve Licensee of its obligations pursuant to this ARTICLE IX except to the extent that such delay prevents or materially prejudices Licensee’s ability to defend or resolve such Claim.

Section 9.3 Control of Defense. Licensee shall have the right to undertake, conduct, and control, through appropriate counsel of its own choosing, the settlement or defense of any Claim for which Licensee is required to indemnify the Licensor Indemnitees pursuant to this ARTICLE IX).

Section 9.4 Cooperation. Licensor shall, and Licensor shall cause the other Licensor Indemnitees to, pursuant to Licensee’s instructions, use commercially reasonable efforts to assist Licensee in defending or settling any Claim for which Licensee is required to indemnify the Licensor Indemnitees under this Agreement, including joining any proceedings filed with the appropriate Governmental Authority as a party if necessary to maintain standing. Licensor shall have the right to be represented by its own counsel if joined as a party, at Licensee’s expense. Licensor shall also have the right to participate in the defense of such Claim through its own counsel at Licensor’s expense. Licensee shall keep Licensor informed of the status of, and its activities regarding, all such litigation or other legal proceedings. Licensee will not enter into any settlement (a) for Damages in respect of which Licensee is not obligated to indemnify Licensor, (b) that imposes or results in any injunctive or other conduct relief on, or entails an admission of any wrongdoing on the part of Licensor, or (c) is reasonably likely to materially adversely affect Licensor and/or its Affiliates’ respective businesses, in each case of (a)-(c), without the Licensor’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

Section 9.5 Mitigation. The Parties shall reasonably cooperate with each other to mitigate or otherwise avoid or eliminate the basis for any indemnification claim under ARTICLE IX to the extent reasonably practicable.

ARTICLE X

SECURITY INTEREST

As security for the protection of Licensee’s license rights granted hereunder, Licensor hereby grants to Licensee a continuing security interest in and lien on the Licensed Intellectual Property issued, registered or applied for in the Licensed Territory existing as of the Effective Date (collectively, the “Collateral”), having priority over all other security interests related thereto, with power of sale. Licensee shall be entitled to exercise all rights, powers and remedies available to a secured party under the Uniform Commercial Code and other applicable Law with respect to such security interest, including foreclosure with respect to the Collateral, but solely in the event that a third party acquires or purports to acquire ownership of the Collateral, on a country by country basis, by transfer pursuant to an involuntary insolvency proceeding, enforcement of a judgment or granting or enforcement of any Encumbrance with respect to such Collateral. Licensee is hereby authorized to file one or more financing statements or other documents reasonably necessary to evidence the security interest granted hereunder against the Collateral, including recordal of the grant of such security interest against the registrations and applications to register the Licensed Intellectual Property, with the applicable office or agency located in the Licensed Territory as is necessary to perfect Licensee’s security interest granted hereunder. The security interest granted hereunder shall immediately terminate with respect to Licensed Intellectual Property which rights under this Agreement are assigned by Licensee under Section 11.13 to a third party that is not an Affiliate of Licensee, with no further action being required by either Party upon such termination in accordance with the terms of this Agreement, and upon such termination, other than termination by Licensee in the event that ownership of the Licensed Intellectual Property with respect to a country in the Licensed Territory is transferred to Licensee as a result of Licensee’s enforcement of its security interest with respect thereto pursuant to Article X below, Licensor is authorized to file any termination statement or other documentation necessary to evidence the release and termination of such security interest granted hereunder and Licensee grants to Licensor a power of attorney to execute and submit for recordal in its name all documents that may be necessary to effectuate the foregoing.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Force Majeure. In no event will either Party be liable or responsible to the other Party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement during a Force Majeure Event (except for any payment obligation) when and to the extent such failure or delay is caused by any circumstances beyond such Party’s reasonable control (a “Force Majeure Event”), including acts of God, flood, fire, earthquake or explosion, war, terrorism, invasion, riot or other civil unrest, epidemics and pandemics, embargoes or blockades in effect on or after the date of this Agreement, national or regional emergency, strikes, labor stoppages or slowdowns or other industrial disturbances, passage of any applicable law or any action taken by a governmental or public authority, including imposing an embargo, export or import restriction, quota or other restriction or prohibition or any complete or partial government shutdown, or national or regional shortage of adequate power or telecommunications or transportation; provided that such breaching Party makes commercially reasonable efforts to mitigate the effect of the Force Majeure Event. In the event of any failure or delay caused by a Force Majeure Event, the affected Party shall give prompt written notice to the other Party specifying the Force Majeure Event and the impact thereof on such Party’s performance, and stating the period of time the occurrence is expected to continue, and use commercially reasonable efforts to end the failure or delay and minimize the effects of such Force Majeure Event.

Section 11.2 Relationship of Parties. The Parties are independent contractors and nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership, or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship of licensor and licensee set forth herein.

Section 11.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand, (ii) on the second Business Day if sent by internationally recognized overnight courier or other similar delivery method, or (iii) on the date sent when sent by electronic mail transmission (with written confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, in each case, to the following physical and electronic mail addresses (or to such other physical and electronic mail address as a Party may have specified by notice pursuant to this provision):

if to Licensee:

Betterware de Mexico, S.A.P.I de C.V.
Cruce Carretera Guadalajara Ameca Huaxtla, Kilómetro 5,
Colonia El Arenal, El Arenal Jalisco, C.P. 45350.
Attention: Luis Campos
Email: camposlg@better.com.mx

with a copy (without constituting notice) to:

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue, Suite 4400

Miami, Florida 33131

Attention: Antonio Peña / Manny Valcarcel

Email: Antonio@gtlaw.com / Manny.Valcarcel@gtlaw.com

if to Licensor:

Party IP Holdings LLC
1800 Pembrook Drive, Suite 300
Orlando, FL 32810
Attn: Chief Commercial Officer
Email: IP@tupperware.com & Legal@tupperware.com

with a copy (without constituting notice) to:

Dechert LLP

Three Bryant Park

1095 Avenue of the Americas

New York, New York 10036

Attention:	Allan Brilliant;
David Cosgrove
E-Mail:	allan.brilliant@dechert.com;
david.cosgrove@dechert.com

or to such other address for any Party as such Party shall hereafter designate by like notice. Rejection or other refusal to accept such notice, request or other communication, or the inability to deliver such notice, request or other communication because of a changed address for which no notice was given, shall be deemed to be receipt of such notice, request or other communication as of the date of such rejection, refusal or inability to deliver.

Section 11.4 Governing Law; Submission to Jurisdiction and Exclusive Venue.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof that would require or permit the application of the laws of another jurisdiction.

(b) Each of the Parties irrevocably agrees that any Action of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which any Liability or obligation may be sought to be imposed, whether sounding in contract or in tort or under statute, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon or arising out of this Agreement or the negotiation, execution, or performance of this Agreement or the transactions contemplated by this Agreement and any questions concerning the construction, interpretation, validity and enforceability of this Agreement (each, an “Agreement Dispute”) brought by any other Party or its successors or assigns will be brought and determined only exclusively in (x) the Chancery Court of the State of Delaware located in the State of Delaware, (y) if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware or (z) if such federal court does not have jurisdiction, any state or federal court sitting in New Castle County, Delaware (together with the appellate courts thereof, the “Chosen Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any Agreement Dispute. Except as set forth in Section 11.4(c), each of the Parties agrees not to commence any Agreement Dispute except in the Chosen Courts, and no Party will file a motion to dismiss any Agreement Dispute filed in a Chosen Court on any jurisdictional or venue-related grounds, including the doctrine of forum non conveniens. The Parties irrevocably agree that venue would be proper in any of the Chosen Courts, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of any Agreement Dispute. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 11.3. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(c) Notwithstanding anything herein to the contrary, (i) nothing in this Section 11.4 shall prohibit any Party from seeking or obtaining orders for conservatory or interim relief from any court of competent jurisdiction and (ii) each Party hereto agrees that any judgment issued by a Chosen Court may be recognized, recorded, registered or enforced in any jurisdiction in the world and waives any and all objections or defenses to the recognition, recording, registration or enforcement of such judgment in any such jurisdiction.

Section 11.5 Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5, (III) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (IV) MAKES THIS WAIVER VOLUNTARILY.

Section 11.6 Remedies.

(a) Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon any Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by any Party of any one such remedy will not preclude the exercise of any other such remedy.

(b) The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Each Party further acknowledges that a breach or violation of this Agreement cannot be sufficiently remedied by money damages alone and, accordingly, each Party shall be entitled, without the need to post a bond or other security, in addition to damages and any other remedies provided at law or in equity, to specific performance, injunctive and other equitable relief to enforce or prevent any violation. Each Party agrees not to oppose the granting of such equitable relief, and to waive, and to cause its representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

Section 11.7 Binding Effect. Subject to Section 11.13, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

Section 11.8 Entire Agreement and Amendment. This Agreement, the Purchase Agreement and the other Ancillary Agreements, along with the Schedules and Exhibits hereto and thereto, constitute the entire agreement among the Parties hereto relating to the subject matter hereof, and supersede all prior agreements (written or oral), representations and understandings of the Parties, including, but not limited to any letter of intent, term sheet, non-disclosure agreement or related correspondence. No amendment, variation or modification of this Agreement or of any of the terms and provisions hereof shall be deemed valid unless in writing signed by both Parties.

Section 11.9 Waivers. No failure by any Party hereto to insist on the performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument signed by the Party that is entitled to the benefits of such waived terms or provisions. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other than existing or subsequent breach thereof.

Section 11.10 Headings. Headings of clauses, articles, representations, sections and items are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

Section 11.11 Severability. If any provision set forth in this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, the other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement, the Purchase Agreement and the other Ancillary Agreements is not affected in any manner that is materially adverse to any Party to this Agreement. Upon such determination that any provision is invalid, illegal or incapable of being enforced by any law or public policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties to this Agreement as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement, the Purchase Agreement and the other Ancillary Agreements are consummated as originally contemplated by the Parties to this Agreement to the greatest extent possible.

Section 11.12 Fees and Costs. Except as otherwise expressly provided herein, each Party will pay its own fees, costs and expenses incurred in connection with this Agreement and the performance of its obligations hereunder, including the fees, costs and expenses of its financial advisors, accountants and counsel.

Section 11.13 Assignability; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Party; provided that, notwithstanding the foregoing, without the prior written consent of the other Party, (a) Licensee may assign, subject to providing prior written notice to Licensor, all or part of its rights and obligations under this Agreement to an Affiliate of Licensee or in connection with a sale or disposition of all or substantially all of the assets of its business, whether throughout the Licensed Territory or in part of the Licensed Territory, provided that in each case the assignee shall (i) not (x) be a Prohibited Person or be owned or controlled, directly or indirectly, 50% or more by one or more Prohibited Persons, (y) be organized in, located in, or ordinarily resident in any comprehensively sanctioned country or region (currently including, without limitation, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, Luhansk, Kherson, or Zaporizhzhia regions of Ukraine), or (z) cause any Party to violate U.S. sanctions laws in connection with this Agreement, (ii) assume all of Licensee’s obligations under this Agreement related to the applicable acquired business and (iii) agree in writing to be bound by the terms of this Agreement as if named as a “Party” hereto as a condition to such sale, assignment or other transfer; and (b) Licensor may assign, subject to providing prior written notice to Licensee, all of its rights and obligations under this Agreement solely in connection with a sale or disposition of all or substantially all of its business, and in the event of any sale, assignment or other transfer of any ownership interest with respect to any of the Licensed Intellectual Property with respect to the Licensed Territory, Licensor shall assign this Agreement to the applicable purchaser, assignee or other transferee with respect to such Licensed Intellectual Property, and in each case shall require that such purchaser, assignee or other transferee assume all of Licensor’s obligations under this Agreement with respect to such Licensed Intellectual Property and agree to be bound by the terms of this Agreement as if named a “Party” hereto as a condition to such sale, assignment or other transfer. In such event, the selling, assigning, or transferring Party shall provide to the other Party a copy of such written assignment and assumption agreement or instrument executed by the applicable purchaser, assignee or other transferee. Any attempted assignment not in accordance with this Section 11.13 shall be void ab initio and shall have no legal effect. Notwithstanding the foregoing, Licensee and/or its Affiliates may, subject to the prior written notice to Licensor, collaterally assign its rights in this Agreement or grant a security interest or other Encumbrance with respect thereto to a lender in connection with obtaining financing for its business, in each case without the prior written consent being required from Licensor. Any such transfer or Encumbrance shall be subject to applicable regulatory or governmental administrative approvals, including any required filings with the applicable governmental body, and shall not impose any obligation or liability on Licensor or its Affiliates or adversely affect any of the Licensor’s ownership interests in the Licensed Intellectual Property. The terms and conditions of this Agreement shall inure to the benefit of and are binding upon the respective successors and permitted assignees of the Parties. This Agreement is solely for the benefit of the Parties and nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

Section 11.14 Counterparts. This Agreement may be executed in several counterparts (including by facsimile, “.pdf,” “DocuSign” or other electronic transmission), each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all the Parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

Section 11.15 Interpretation. In this Agreement:

(a) Unless the context otherwise requires, when a reference is made in this Agreement to (i) Articles, Sections, Schedules or Exhibits, such reference shall be to an Article of, Section of, Schedule to or Exhibit to this Agreement; (ii) “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs; (iii) any Contract (including this Agreement) or Law shall be deemed references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions thereof); (iv) any reference to a Person shall also be deemed references to such Person’s successors and permitted assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and in the case of any Governmental Authority, any Persons succeeding to its functions and capacities, and any reference to a Person in a particular capacity excludes such Person in any other capacity or individually; and (v) any Law shall be deemed references to all rules and regulations promulgated thereunder. Notwithstanding the foregoing, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended as of such date or dates.

(b) Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein will have the meaning given to such term in this Agreement.

(c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) Unless the context otherwise requires, the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(e) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context clearly requires otherwise, words using the singular or plural number also include the plural or singular number, respectively and terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” shall not be exclusive, unless used in conjunction with “either” or the like. Each reference to “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”

(f) Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded but the relevant last day of such period shall be included and such period shall end at the end of such day or date. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

(g) References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary. Any and all payments made pursuant to this Agreement shall be made in United States dollars.

(h) Each Party acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, such Party and its independent counsel have reviewed this Agreement, and that it has executed the same with consent and upon the advice of said counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement, and any and all drafts relating thereto, shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the Parties and this Agreement.

Section 11.16 Further Assurances. Licensor shall, upon Licensee’s reasonable request and at Licensee’s cost, execute and deliver all such further documents and instruments, and take all such further acts as reasonably necessary to give full effect to this Agreement. From the date hereof, Licensor shall exercise reasonable best efforts to, as soon as possible, (a) submit to the applicable Governmental Authority in the Licensed Territory for recordation all assignments and other documents and take such further action as is reasonably necessary to address and resolve any issues arising after submission of such assignments and other documents in order for such documents to be accepted and recorded by the applicable Governmental Authority as necessary for Licensor to be the owner of record of each item of registered or applied for Licensed Intellectual Property in the Licensed Territory, and (b) obtain and file documents necessary to release any and all security interests recorded against any Licensed Intellectual Property in the Licensed Territory that have not been released as of the date hereof.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY. SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

BETTERWARE DE MÉXICO, S.A.P.I. DE C.V.

By:
Name:	Luis Campos
Title:	Chaiman of the Board

PARTY IP HOLDINGS, LLC

By:
Name:
Title:

(Signature Page to Exclusive License Agreement)

Exhibit A

Licensed Territory

•	Mexico
•	Guatemala
•	Honduras
•	El Salvador
•	Nicaragua
•	Costa Rica
•	Panama
•	Colombia
•	Venezuela
•	Ecuador
•	Peru
•	Bolivia
•	Chile
•	Argentina
•	Uruguay
•	Paraguay
•	Brazil
•	Belize
•	Guyana
•	Suriname

Exhibit B
Licensed Intellectual Property

A.	Intellectual Property Owned by Sellers (all owned by Licensor):

1. Patents/Patent Applications.

See Attached Schedule A.1 Licensed Patents

2. Trademark Registrations/Applications.

See Attached Schedule A.2 Licensed Trademarks

3. Copyright Registrations/Applications.

None.

4. Domain Names.

▪	cavsul.com.br - owned by Cav Sul

▪	cavsul.com – owned by Party IP Holdings LLC

▪	tupperware.com.br – owned by Dart Brazil

▪	tuppmais.com.br – owned by Dart Brazil

▪	lojavirtualtupperware.com.br – owned by Cav Sul

▪	lojavirtualtupperware.com – owned by Cav Sul

▪	https://www.tupperware.com.mx/ - owned by Dart Mexico

▪	https://www.tupperware-mx.myshopify.com/ - owned by Dart Mexico

5. Social Media Account Handles.

▪	https://www.instagram.com/tupperwarebrasil/ - account holder – Dart Brazil

▪	https://www.facebook.com/TupperwareBrasil/ - account holder – Dart Brazil – and employee Isabela Coelho

▪	https://www.tiktok.com/@tupperwarebrasil – account holder – Dart Brazil

▪	https://www.youtube.com/@TWBrasil – account holder – Dart Brazil

▪	https://br.pinterest.com/tupperwarebrasil/ - account holder – Dart Brazil

▪	https://www.instagram.com/mx_tupperware/ - current account holder – Dart Mexico

▪	https://www.instagram.com/mxtupperware/ - current account holder – Dart Mexico

▪	https://www.facebook.com/FamiliaTupperware/ - current account holder – Dart Mexico

▪	https://www.youtube.com/TUPPERWAREMEXICO - current account holder – Dart Mexico

▪	https://www.tiktok.com/@mxtupperware - current account holder – Dart Mexico

▪	https://x.com/MXTupperware - current account holder – Dart Mexico

▪	https://mx.pinterest.com/mxtupperware/ - current account holder – Dart Mexico

▪	https://www.linkedin.com/company/tupperwaremexico/ - current account holder – Dart Mexico

6. Material Unregistered Intellectual Property

 Unregistered Intellectual Property with respect to all inventions, designs, software and other works of authorship, including, to the extent applicable, website and social media content, molds, tooling and die designs, product catalogs, brochures and marketing materials, product, customer, supplier and re-seller databases, name and likeness rights, manufacturing processes, product material formulations, specifications, know-how, inventions, software source code, customer and supplier lists, pricing and cost information and other trade secrets owned by Licensor as of the Effective Date and necessary for, used or held for use in connection with the Tupperware business in the Licensed Territory as of the Effective Date.

EXHIBIT C

Pre-Existing License